UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2016

PennyMac Financial Services, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001- 35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Repurchase Agreement with Royal Bank of Canada

On September 19, 2016, PennyMac Financial Services, Inc. (the “Company”), through its indirect controlled subsidiary, PennyMac Loan Services, LLC (“PLS”), entered into a master repurchase agreement, by and among Royal Bank of Canada (“RBC”), on the one hand, and PLS, on the other hand (the “Repurchase Agreement”).  Pursuant to the terms of the Repurchase Agreement, PLS may sell, and later repurchase, newly originated mortgage loans in an aggregate principal amount of up to $135 million. The Repurchase Agreement will be used to fund newly originated mortgage loans originated through PLS’ consumer direct lending channel or purchased from correspondent lenders through a subsidiary of PennyMac Mortgage Investment Trust (NYSE: PMT) and, in either case, serviced and held by PLS pending sale and/or securitization.

The principal amount paid by RBC for each eligible mortgage loan is based on a percentage of the lesser of the market value and the unpaid principal balance of such mortgage loan. Upon the repurchase of a mortgage loan, PLS is required to repay RBC the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase. The Company, through PLS, is also required to pay RBC a structuring fee for the Repurchase Agreement, as well as certain other administrative fees, costs and expenses in connection with RBC’s management and ongoing administration of the Repurchase Agreement.

The Repurchase Agreement contains margin call provisions that provide RBC with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, RBC may require PLS to transfer cash and/or additional eligible mortgage loans with an aggregate market value sufficient to eliminate any margin deficit resulting from such decline.

The Repurchase Agreement also requires PLS to make certain representations and warranties and to maintain various financial and other covenants, which include maintaining (i) a minimum adjusted tangible net worth at all times greater than or equal to $200 million; (ii) a minimum in unrestricted cash and cash equivalents at all times greater than or equal to $20 million; (iii) a ratio of total liabilities to adjusted tangible net worth at all times less than or equal to 10:1; and (iv) profitability of no less than $1.00 for at least one of the prior two calendar quarters.

In addition, the Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding and RBC’s right to liquidate the mortgage loans then subject to the Repurchase Agreement.

The foregoing description of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of September 19, 2016, among PennyMac Loan Services, LLC and Royal Bank of Canada

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated September 22, 2016	/s/ Anne D. McCallion
Senior Managing Director and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of September 19, 2016, among PennyMac Loan Services, LLC and Royal Bank of Canada